Exhibit 2.1
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                          TECHNOLOGY PURCHASE AGREEMENT

         This Agreement is dated this 19th day of March, 2003 by and between ASI Technology Corporation ("ASI"), a Nevada corporation, having a principal place of business located 980 American Pacific Drive, No. 111, Henderson, Nevada 89014 and Markland Technologies, Inc., a Florida Corporation ("Markland"), having a principal place of business located at 54 Danbury Road Suite #207 Ridgefield, CT 06877.

                                    RECITALS

         WHEREAS, ASI has acquired, developed and patented certain gas plasma antenna ("GPA") technology that utilizes ionized gas in a vessel as an antenna to both receive and transmit radio frequency signals and as a reflector/shield/filter for radio frequency signals. As a result of ASI's inventions it was awarded, by assignment and/or has pending the patents and patent applications listed on Exhibit A.

         WHEREAS, this GPA technology is believed to have commercial viability in both commercial and Department of Defense applications but will require further development, additional capital and research.

         WHEREAS, ASI desires to pursue other business ventures and desires to sell and otherwise assign all of its right, title, interest and benefit in and to its GPA technology, including the related patents, patent applications, current contracts and contract proposals and backlog and related technology, equipment and all other intellectual property rights related thereto, as defined in paragraph 1 a) hereof, to Markland according to the terms and conditions set forth below in order to allow further development of this technology to be completed.

         WHEREAS, ASI and Markland desire to cooperate as provided herein with respect to existing government contracts.

         WHEREAS, Markland is a company looking for new technology to purchase and exploit and Markland desires to purchase ASI's GPA issued and pending patents and related technology, current contracts and contract proposals and backlog and equipment according to the terms and conditions below.

                                      TERMS

         Now, therefore, in consideration of the mutual promises described below and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree to be legally bound as follows:

1. Definitions. For purposes of this Agreement, the following definitions apply:

         a) "Technology" shall be defined as all right, title, interest, and benefit of ASI and all powers and privileges of ASI (including to make, have made, use, or sell under patent law; to copy, adapt, distribute, display, and perform under copyright law; and to use and disclose under trade secret law) in and to all proprietary rights embodied in or comprising the GPA technology as of the Closing ("Proprietary Rights"), defined as follows:

                  (1) All United States and foreign patents and patent applications, including, without limitation, the issued patents and patent applications listed on Exhibit A hereto, patent license rights and patentable inventions, any continuation or continuation-in-part of, division of,


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or  substitution  for any such  applications,  any United  States  patent issued thereon, any reissue or reexamination application filed on any such United States patent, any reissue patent or reexamined patent issuing thereon, and any extension of any such United States patent or reissue patent and any and all applications for patent in any country foreign to the United States on any invention disclosed in any of said patents or patent applications described above and any patents granted thereon;

                  (2) All trade secrets, know-how, confidential or proprietary information, including, without limitation, the confidential and proprietary information identified in Exhibit B hereto, shop rights, technical data, technology licenses, concepts, drawings, schematics, prototypes, improvements, enhancements, upgrades, materials, works of authorship, derivative, and derivative works, mask works, engineering files, system documentation, flow charts, computer software code and design specifications acquired or developed by ASI or any of its affiliates that are embodied or incorporated in or derived from the Proprietary Rights or in connection with the development of the programming, inventions, processes, and apparati entailed by the Proprietary Rights;

                  (3) The equipment identified in Exhibit C hereto;

                  (4) All trademarks, service marks and trade names, including without limitation, the trademark and trade name identified in Exhibit D hereto (including, in the case of trademarks, service marks and trade names, all goodwill appertaining thereto), moral rights (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty), and copyrights;

                  (5) All market research and information, contact lists, marketing materials, business plans, notes, documents and records pertaining in any way to any of the Proprietary Rights and any existing or future products incorporating any of the Proprietary Rights or any item described in any of the foregoing paragraphs and any agreements with any other parties to contribute to the further development of any of the Proprietary Rights; and

                  (6) All other intellectual property rights and legal protections in every and all countries and jurisdictions owned or claimed by ASI or any of its affiliates and embodied in or comprising any of the Proprietary Rights; provided, however, that the Technology and Proprietary Rights shall not include any of ASI's rights, titles or interests in and to any of the contracts and contract proposals listed in Exhibit E hereto, the assignment of which from ASI to Markland shall be as provided in Section 5 hereof.

         b) "Gross Revenues from Contracts" shall include all amounts actually received by ASI from the government contracts relating to the Technology existing at the Closing as listed on Exhibit E hereto or awarded to ASI prior to the Closing other than amounts received by ASI in payment of invoices issued or effective on or before the Closing.

         c) "Securities" shall be the shares of Markland common stock issued to ASI as part of the Technology Purchase Price.

         d) "Market Price" on any trading day shall be the volume weighted average price per share of Markland's common stock from the hours of 9:30 AM to 4:00 PM (Eastern) as reported

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by Bloomberg  Financial  using the AQR  function.  The average  Market Price per share for a period shall be the average of each trading day's Market Price during such period.

2. Assignments; Technology Purchase Price.

         a) ASI hereby agrees to sell, assign and transfer, and at the Closing shall sell, assign and transfer, to Markland in perpetuity (or for the longest period of time otherwise permitted by law), and Markland hereby agrees to purchase and accept, all of ASI's right, title, interest and benefit in and to the Technology and Proprietary Rights. As payment for such sale, assignment and transfer, Markland agrees to pay ASI in cash an amount equal to One Hundred Fifty Thousand Dollars ($150,000) (the "Cash Payment"), payable as hereinafter provided, and to issue to ASI and its designees, in the aggregate, a number of shares of the Securities having an aggregate value of Eight Hundred Fifty Thousand Dollars ($850,000) computed as described below (collectively the "Technology Purchase Price") which the parties agree equals or exceeds the fair market value of the Technology and Proprietary Rights determined on the basis of arms-length negotiations.

         b) The Cash Payment shall be paid as follows:

                  (1) A nonrefundable amount equal to Ten Thousand Dollars ($10,000) shall be paid upon execution and delivery of this Agreement.

                  (2) A nonrefundable amount equal to Ten Thousand Dollars ($10,000) shall be paid every thirty (30) days following the execution and delivery of this Agreement and the balance of the Cash Payment shall be paid at Closing.

         c) The Securities constituting a portion of the Technology Purchase Price shall be issued to ASI at Closing. The number of shares of the Securities shall be equal to the quotient obtained by dividing (i) $850,000 by (ii) 85% of the average Market Price per share of Markland common stock during the twenty
(20) trading days immediately preceding the date of Closing. For example: If Markland common stock average Market Price for the twenty (20) trading days immediately preceding the date of Closing is $.20/share, the number of shares of Securities issued to ASI shall be equal to $850,000 divided by $.17 (85% of $.20), resulting in 5,000,000 shares of Markland common stock. Markland acknowledges and agrees that a number of Securities equal to five percent (5%) of the number of Securities issuable to ASI hereunder shall be issued by Markland to Patriot Scientific Corporation ("Patriot") pursuant to that certain Purchase Agreement between ASI and Patriot dated as of August 20, 1999 (the "Patriot Agreement").

3. The Closing and Closing Date. Subject to the terms and conditions of this Agreement, the sale and purchase of the Technology and the Proprietary Rights as provided for in this Agreement shall be consummated at a closing (the "Closing") to be held at the offices of ASI Technology Corporation, 980 American Pacific Drive, No. 111, Henderson, Nevada 89014 at 10:00 a.m. on the earlier of (i) the date on which the last of the contracts listed in Exhibit E hereto has been assigned to Markland and (ii) the date that is ninety (90) days from the date of this Agreement, or at such other place, time and date as ASI and Markland may mutually agree in writing. The date on which the Closing shall actually take place is herein referred to as the "Closing Date".

4. Closing Deliveries and Conditions.

         a) ASI's Closing Deliveries and Conditions of Markland's Obligations. The obligations of Markland to consummate the transactions set forth in this Agreement are subject

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to the  fulfillment  on, or before,  the Closing  Date of each of the  following conditions, any of which may be waived in writing by Markland:

                  (1) ASI shall have duly executed and delivered to Markland the Sublicense Agreement substantially in the form attached hereto as Exhibit F (the "Sublicense Agreement") and such other instruments of transfer as may be reasonably requested by Markland to transfer the Technology and the Proprietary Rights to Markland, all in a form reasonably satisfactory to Markland;

                  (2) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement;

                  (3) ASI shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing; and

                  (4) The representations and warranties of ASI contained in this Agreement and any exhibits and schedules attached or referenced thereto shall be true and correct on and as of the Closing Date.

         b) Markland's Closing Deliveries and Conditions of ASI's Obligations. The obligations of ASI to consummate the transactions set forth in this Agreement are subject to the fulfillment on, or before, the Closing Date of each of the following conditions, any of which may be waived in writing by ASI:

                  (1) Markland shall have paid all amounts of the Cash Payment due and payable prior to Closing and shall pay the unpaid balance of the Cash Payment at Closing;

                  (2) Markland shall have duly executed and delivered to ASI the Registration Rights Agreement substantially in the form attached hereto as Exhibit G (the "Registration Rights Agreement");

                  (3) Markland shall have duly executed and delivered to ASI share certificates registered in the names of ASI and Patriot evidencing, in the aggregate, the Securities;

                  (4) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement;

                  (5) Markland shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing; and

                  (6) The representations and warranties of Markland contained in this Agreement and any exhibits and schedules attached or referenced thereto shall be true and correct on and as of the Closing Date.

5. Purchase Price Adjustment on Reverse Split.

         a) In the event the outstanding shares of Markland common stock shall be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Markland Common Stock (a "Reverse Split") at any time during the period from

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Closing and ending eighteen (18) months after Closing (the "Adjustment Period"), then for each such Reverse Split, there shall be computed an adjustment in the number of shares of Markland common stock and if such adjustment is positive then the computed number of additional shares of Markland common stock shall be issued to ASI in accordance with this Section 5. The adjustment shall be computed as follows:

                  (1) Definitions.

                      (i) "Number of Post Split Common Shares Previously Issued" shall mean the number of shares of Markland common stock issued to ASI at Closing plus any additional shares of Markland common stock issued to ASI pursuant to the Registration Rights Agreement as adjusted by the Reverse Split.

                      (ii) "Number of Readjusted Shares" shall mean the number of shares of Markland common stock equal to the quotient obtained by dividing
(i) $850,000 by (ii) 85% of the average Market Price per share of Markland common stock during the thirty (30) trading days immediately following the effective date of the Reverse Split. The Number of Readjusted Shares so computed shall be increased by 15% if such an adjustment was made pursuant to the Registration Rights Agreement in computation of the Number of Post Split Common Shares Previously Issued.

                  (2) If the Number of Readjusted Shares is greater than the Number of Post Split Common Shares Previously Issued then Markland shall promptly, but in no event later than five (5) business days following the end of such thirty (30) day period, issue to ASI a number of additional shares of Markland common stock equal to such difference. If the Number of Readjusted Shares is less than the Number of Post Split Common Shares Previously Issued then no adjustment shall be made.

As an example, if 5,000,000 shares of Markland common stock are issued at Closing, Markland subsequently effects a one-for-ten (1-for-10) Reverse Split during the Adjustment Period, and the average Market Price for the thirty (30) trading days after the Reverse Split is $1.00, then the additional shares would be computed as follows (assuming no adjustment is made pursuant to the Registration Rights Agreement):

     A. Number of Post Split Common Shares Previously Issued = 5,000,000 divided by 10 or 500,000.

     B. Number of Readjusted Shares = $850,000 divided by ($1.00 less 15% or $.85) or 1,000,000 shares.

     C. Since the Number of Readjusted Shares exceeds the Number of Post Rollback Common Shares Previously Issued then Markland would issue 500,000 additional shares of Markland common stock.

The above adjustment shall occur for each Reverse Split effected during the Adjustment Period.

6. Government Contract Revenues, Costs and Personnel.

ASI is responsible for the completion and performance of the government contracts listed in Exhibit E (the "Contracts") until completion of assignment to Markland. The parties shall use their commercially reasonable efforts to assign or transfer all Contracts from ASI to Markland as soon as practical after execution of this Agreement, each party paying their own costs of such efforts.

Markland shall from April 1, 2003 use its best efforts to manage and administer such services being performed under each Contract and prepare all reports thereto in a manner consistent with normal practice and that employed by Markland under contracts it performs for the government.

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ASI shall pay Markland a fee equal to 100% of all Gross  Revenues from Contracts billed for the periods after April 1, 2003 when and as received by ASI. Markland shall pay directly or reimburse ASI for all personnel, subcontract and other costs of performing the Contracts and plasma antenna research, development, marketing and services from and after April 1, 2003. Personnel transfers shall be handled based on the effective transfer of the Contracts and as agreed upon in writing between such personnel and the parties hereto. Markland has made its own investigation into ASI consultants and ASI makes no representations regarding the continued availability of consultants and personnel.

ASI shall be paid a fee of $2,500.00 per calendar month by Markland for supporting administration of the contracts until all Contracts have been assigned or transferred to Markland. The fee shall be due and payable in cash at the end of each calendar month.

Markland understands the contracts can be terminated by the government pursuant to the terms of the respective contracts. Notwithstanding any provision herein to the contrary, express or implied, ASI shall in no event be liable to Markland if any Contract is terminated either prior to, upon or after such Contract is assigned or transferred to Markland.

Markland acknowledges and agrees that the STTR Contract in Exhibit E relates to patented technology not included in the Technology or the Proprietary Rights but is the subject of the license under the Sublicense Agreement.

7. Termination.

         (a) This Agreement may be terminated and abandoned prior to the Closing
Date:

                      (i) By written mutual consent of ASI and Markland; or

                      (ii) By ASI or Markland if any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action which prevents, restrains, enjoins or otherwise prohibits the transactions contemplated hereby; or

                      (iii) By ASI by delivery of written notice to Markland if:(1) ASI discovers any material error, mistake, misstatement or omission in the representations and warranties of Markland in this Agreement, (2) Markland has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten
(10) days of receiving written notice thereof; or (3) the Closing has not occurred by the date that is ninety (90) days from the date of this Agreement; or

                      (iv) By Markland by delivery of written  notice to ASI if:
(1) Markland discovers any material error, mistake, misstatement or omission in the representations and warranties of ASI in this Agreement, (2) ASI has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten (10) days of receiving written notice thereof; or (2) the Closing has not occurred by the date that is ninety (90) days from the date of this Agreement.

         (b) In the event that this  Agreement is terminated as provided in this
Section 7 (a "Termination"), all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party or to the stockholders, directors or officers of any party; provided, however, that (i) a Termination shall not relieve any party of any liability for any breach of this Agreement or for any intentional misrepresentation or intentional failure to comply with any agreement or covenant hereunder, and any such Termination shall not be deemed to be a waiver of any available remedy for any such breach, intentional misrepresentation or intentional failure to comply with any such agreement or covenant and (ii)

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Markland shall execute and delivery all documents and agreements and perform all acts necessary to reassign to ASI all Contracts that have been assigned to Markland.

Once Markland has fully paid the Technology Purchase Price at Closing as provided in Section 2, ASI agrees that it will have no claim against Markland for the return of the Technology or the Proprietary Rights or any improvements thereto or in voiding or rescinding this Agreement and the related assignments, provided, however, that ASI reserves all other rights and remedies it may have arising out of the breach or nonperformance of this Agreement by Markland.

8. Representations, Warranties and Covenants.

          a) ASI hereby represents and warrants to, and covenants with Markland as follows:

                  (1) No Consents. No consents (other than necessary filings in patent offices wherein Proprietary Rights have been registered or applications therefor have been filed) of any other parties are necessary or appropriate under any agreements concerning any of the Technology or the Proprietary Rights in order for the transfer and assignment of any of the Technology and Proprietary Rights under this Agreement to be legally effective.

                  (2) Marketable Title. To the best of ASI's knowledge, (i) immediately prior to the Closing of this Agreement, ASI shall have good and marketable title to the Technology and the Proprietary Rights, free and clear of any and all liens, mortgages, encumbrances, pledges, security interests, or charges of any nature whatsoever (collectively, "Liens") and, (ii) upon the Closing, Markland shall receive good and marketable title to the Technology and the Proprietary Rights, free and clear of any and all Liens.

                  (3) Technology and Proprietary Rights. To the best of ASI's knowledge, (i) ASI is the sole owner of the entire right, title and interest in and to the Technology and the Proprietary Rights subject to a royalty payable to Patriot under the Patriot Agreement upon sale of the Technology and Proprietary Rights in the form of five percent (5%) of the Securities issuable to ASI hereunder and five percent (5%) of the Cash Payment payable to ASI hereunder, which, with respect to such portion of the Cash Payment, will be the sole obligation of ASI (the "Patriot Royalty") and (ii) the Technology and the Proprietary Rights are free of all licenses, sublicenses, royalty or similar payment obligations, liens, mortgages, encumbrances, pledges, or security interests, of any nature whatsoever, other than the Patriot Royalty, and are not subject to any outstanding injunction, judgement, order, decree, ruling, or charge. ASI has the right and authority to enter into this Agreement and to grant the rights granted herein. No facts have come to ASI's attention that would form a basis for the belief that the Technology or the Proprietary Rights or any rights thereunder owned by ASI are unenforceable or invalid and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the best of ASI's knowledge, is threatened against ASI that challenges the legality, validity, enforceability, use, or ownership of such items. ASI has not agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to such items. All material information affecting the patentability of the claims of the Technology, the Proprietary Rights and patent rights thereunder known to ASI has been disclosed to the United States Patent and Trademark Office and any other governing entity as relate to such rights. There have been no transfers, sales, assignments, licenses or other conveyance of any rights, title or interest in or to such items and none are pending or contemplated except as otherwise provided herein. The Technology and Proprietary Rights represent all of the patents, patent applications, rights or inventions created or owned by ASI that relate to the GPA technology. To the best of ASI's knowledge, the Technology and the Proprietary Rights and the processes represented by them will perform the functions as set forth in the patents and patent applications listed in Exhibit A hereto and disclosed by ASI to Markland, and ASI does not have knowledge of any

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matter that would prevent such performance.  To the best of ASI's knowledge, ASI has not, by any of its acts or acts of its agents, put any of those rights into jeopardy.

                  (4) Contract Work. All prior government work has been completed and there are no obligations for further work, development, reporting or delivery of any items or work product except as disclosed in Exhibit E and the Contracts related thereto.

                  (5) Use of Technology After Closing. ASI acknowledges that after the Closing, Markland shall be free to develop, abandon, transfer, sell, license or otherwise deal with the Technology without consent or claim by ASI other than as otherwise provided in this Agreement.

         b) Markland acknowledges and agrees that it is buying the Technology and the Proprietary Rights "AS IS", with no warranty or representation of any kind except as expressly provided herein and with no assurance of future revenues relating from the Technology or the Proprietary Rights. ASI DISCLAIMS ANY AND ALL OTHER WARRANTIES, EITHER EXPRESS, IMPLIED OR STATUTORY, OR ARISING BY COURSE OF CONDUCT OR PERFORMANCE, CUSTOM OR USAGE IN THE TRADE INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         c) Markland hereby represents and warrants to, and covenants with, ASI as follows:

                  (1) Organization, Good Standing and Qualification. Markland is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Markland has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to issue and sell the Securities, as hereinafter defined, and to carry out the provisions of this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. Markland is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Markland or its business.

                  (2) Capitalization; Voting Rights. The authorized capital stock of Markland consists of 500,000,000 shares of Common Stock, par value $.0001 per share ("Common Stock"), and 5,000,000 shares of preferred stock, par value $.0001 per share ("Preferred Stock"). As of March 14, 2003 Markland had 8,000 shares of Series C preferred stock designated with 5,225 shares outstanding and 306,709,209 shares of Common Stock outstanding. A total of 73,130,267 shares of common stock are reserved for conversion under the Series C Preferred Stock (such preferred convertible into 36,565,134 common shares at March 14, 2003) and an additional 7,161,660 shares of common stock are intended for future issuance to employees and consultants. There are no stock option grants, warrants or other convertible instruments outstanding.

         All issued and outstanding shares of Markland common stock (a) have been duly authorized and validly issued, and (b) are fully paid and nonassessable. The Securities issued to ASI are, and any additional shares of Markland common stock issued pursuant hereto or the Registration Rights Agreement will be, validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Securities may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

                  (3) Authorization; Binding Obligations. All corporate action on the part of Markland, its officers, directors and stockholders necessary for the authorization of this Agreement, the Registration Rights Agreement, the Sublicense Agreement (collectively, the "Transaction Documents") and the performance of all obligations of Markland hereunder and thereunder and the authorization, sale, issuance and delivery of the Securities pursuant hereto has been taken prior to the Closing.

                  (4) Title to Properties and Assets; Liens, etc. Markland has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of Markland, and (c) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Markland are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

                  (5) Compliance with Other Instruments. Markland is not in violation or default of any term of its Certificate of Incorporation or Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to Markland which would materially and adversely affect the business, assets, liabilities, financial condition or operations of Markland. The execution, delivery, and performance of and compliance with the Transaction Documents, the issuance of the Securities and any additional shares of Markland common stock pursuant hereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Markland or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit license, authorization or approval applicable to Markland, its business or operations or any of its assets or properties.

                  (6) Litigation. There is no action, suit, proceeding or investigation pending or to Markland's knowledge currently threatened in writing against Markland that questions the validity of any of the Transaction Documents or the right of Markland to enter into any of such agreement, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition or affairs of Markland, financially or otherwise, or any change in the current equity ownership of Markland, nor is Markland aware that there is any basis for the foregoing.

                  (7) Compliance with Laws; Permits. To its knowledge, Markland is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition or operations of Markland. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of any of the Transaction Documents and the issuance of the Securities and any additional shares of Markland common stock, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. Markland has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of Markland and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

                  (8) SEC Filings; Financial Statements of Markland.

                      (i) Markland has timely filed all forms, reports, statements and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 2003 (collectively together with any such forms, reports, statements and documents Markland may file subsequent to the date hereof until the Closing, the "Markland Reports"). Each Markland Report was prepared in accordance with the requirements of the Securities Act of 1933, as amend, or the Securities Exchange Act of 1934, as amended, as the case may be, and did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of Markland is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC any stock exchange or any other comparable governmental entity.

                      (ii) Except as is provided in the Markland Reports, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Markland Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Markland and the consolidated subsidiaries of Markland as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal recurring immaterial year-end adjustments and the absence of notes).

                      (iii) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Markland and the subsidiaries of Markland as reported in the Markland Reports, including the notes thereto, none of Markland or any subsidiary of Markland has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent Markland Report that have not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Markland

9. Indemnification.

         a) ASI Indemnification. ASI shall indemnify, defend, and hold harmless Markland against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that Markland shall incur or suffer, that arise, result from, or relate to any breach of, or failure by ASI to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by ASI under this Agreement. Notwithstanding the foregoing, the indemnification obligations of ASI with respect to matters described in clause (i) above shall be limited in dollar amount to the amount of the Technology Purchase Price and any additional amounts paid in cash by Markland to ASI pursuant to this Agreement.

         b) Markland Indemnification. Markland shall indemnify, defend, and hold harmless ASI against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that ASI shall incur or suffer, that arise, result from, or relate to any (i) claim that any modifications, improvements or other changes to the Technology or the Proprietary Rights made by Markland after Closing or any other technologies or inventions originating with Markland after the Closing infringes or misappropriates the intellectual property rights of any third party or (ii) any breach of, or failure by Markland to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Markland under this Agreement.

         c) A party entitled to indemnification hereunder (an "Indemnified Party") shall promptly notify the other party hereto (the "Indemnifying Party") of the existence of any claim, demand, or other matter to which the Indemnifying Party's indemnification obligations would apply, and shall give it a reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided that the Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. If the Indemnifying Party shall, within a reasonable time after this notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of the Indemnifying Party. If the claim is one that cannot by its nature be defended solely by the Indemnifying Party (including, without limitation, any federal or state tax proceeding), then the Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request.

10. Miscellaneous Terms.

         a) Each party shall execute and deliver, from time to time at or after the date of the Closing upon the request of the other party, such further conveyance instruments, and take such further actions, as may be necessary or desirable to evidence more fully the conveyance of interest in and to all the Technology and Proprietary Rights and the assignment of the Contracts to Markland, on the part of the Markland, to the fullest extent reasonably possible. Each party therefore agrees to:

                  (1)  Execute,  acknowledge,  and  deliver  any  affidavits  or
documents  of  assignment  and  conveyance   regarding  the  Technology  or  the
Proprietary Rights;

                  (2) Provide testimony in connection with any proceeding affecting the right, title, interest, or benefit of the Markland and to the Technology or the Proprietary Rights; and

                  (3) Perform any other acts reasonably necessary to carry out the intent of this Agreement.

         b) In furtherance of, but subject to the terms and conditions of, this Agreement, ASI hereby acknowledges that, from and after the Closing, Markland will have acquired all of ASI's right, title, and standing to:

                  (1)  Receive  all  rights  and  benefits   pertaining  to  the
Technology and the Proprietary Rights as the sole owner thereof;

                  (2) Institute and prosecute all suits and proceedings and take all actions that Markland, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right or title of any kind in and to any and all of the Technology and Proprietary Rights;

                  (3) Defend and compromise any and all such actions, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and do all other such acts and things in relation thereto as the Markland, in its sole discretion, deems advisable; and

                  (4) To sell, assign, transfer, modify, further develop and license such rights and receive royalties and other payment for such rights.

         c) The parties agree that ASI shall pay all costs and fees (legal and otherwise) necessary to maintain or prosecute the patents identified in Exhibit A through the date of the Closing. After the Closing, the parties agree that Markland shall pay all such costs and fees thereafter.

         d) ASI agrees that Markland may retain the services of the law firm of Thorpe, North &Western, including specifically Vaughn North, to act as Markland's patent counsel subsequent to the Closing of this Agreement and as such ASI hereby waives any potential conflict of interest that may exist now or in the future.

         e) Markland intends to employ Dr. Ted Anderson upon the Closing and to retain Dr. Igor Alexeff as a part-time consultant.

         f) ASI and Markland agree that each party shall be responsible for their own legal and other fees and costs relating to the preparation of this Agreement. Each party represents and warrants it has been represented by legal counsel and that there is no finder or broker involved in this transaction.

         g) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous communications, representations, understandings and agreements, whether oral or written. This Agreement may not be changed or modified except by a written agreement signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (excluding conflicts of law principles). Any action or suit related to this Agreement shall be brought exclusively in the state or federal courts in Nevada. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be affected or impaired thereby, and such invalidity shall be construed and limited as narrowly as practicable.

         h) All representations, warranties, covenants and agreements of ASI and Markland in this Agreement shall survive the execution, delivery and performance of this Agreement and the Closing for a period of one (1) year following the Closing. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing Date.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Markland Technologies, Inc.                        ASI Technology Corporation

By:    /s/  D.R. KINTNER                           By:    /s/ JERRY E. POLIS
   ----------------------                            -----------------------

Name:  D.R. KINTNER                                Name:  JERRY E. POLIS
     ----------------                                   ------------------

Title: CEO                                         Title: PRESIDENT
      ------                                             -----------

                               EXHIBIT A - PATENTS
                                    (Omitted)

                                    EXHIBIT B
              CONFIDENTIAL AND PROPRIETARY INFORMATION TRANSFERRED
                                    (Omitted)

                                    EXHIBIT C
                              EQUIPMENT TRANSFERRED
                                    (Omitted)

                                    EXHIBIT D
                      TRADEMARKS AND TRADENAMES TRANSFERRED
                                    (Omitted)

                                    EXHIBIT E
                              GOVERNMENT CONTRACTS
                                    (Omitted)

                                    EXHIBIT F
                              SUBLICENSE AGREEMENT
                                    (Omitted)

                                    EXHIBIT G
                          REGISTRATION RIGHTS AGREEMENT
                                    (Omitted)